Exhibit 10.6

One Sansome St. 40th Floor
San Francisco, CA 94104 HR@wish.com

CONTEXTLOGIC, INC.

November 9, 2016

Dear Rajat Bahri,

ContextLogic, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.

Position. Your initial title will be Chief Financial Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.

Cash Compensation. The Company will pay you a starting salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time. A copy of the current paid time off policy is attached hereto as Exhibit B. In addition, you will be eligible to participate in the Company’s group health insurance plan. No guarantee is made as to the continuation of this group health insurance plan or any other.

4.

Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an award of 248,399 Restricted Stock Units (“RSUs”). The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2010 Stock Plan, as amended (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement. The RSUs vest based on (i) a time-based requirement with respect to your service with the Company and (ii) a liquidity requirement, both of which much be satisfied prior to the expiration of the RSUs seven years from the date of grant. The time-based requirement may be satisfied with respect to 20% of the RSUs after 12 months of your continuous service with the Company, and may be satisfied with respect to the balance of the RSUs in equal quarterly installments over the next 4 years of continuous service, as described in the applicable Restricted Stock Unit Agreement. The liquidity event may be satisfied upon either the occurrence of an initial public offering of the Company’s Common Stock or a Sale Event (as defined below). Should the Company be unable to grant you RSUs, the Board of Directors or its Compensation Committee may, as determined in its sole discretion, grant you a reasonable equivalent, such as stock options or restricted stock.

Additionally, you will vest in 100% of your remaining unvested RSUs if the Company is subject to a Sale Event before your service with the Company terminates. “Sale Event” means the consummation of the following transactions in which holders of the Company’s Common Stock receive cash or marketable securities tradable on an

One Sansome St. 40th Floor
San Francisco, CA 94104

established national or foreign securities exchange: (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the shares of voting stock of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or series of related transactions by a person or group of persons. For the avoidance of doubt, an initial public offering, any subsequent public offering, another capital raising event, and a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.” In addition, a transaction shall not constitute a Sale Event unless such transaction also qualifies as an event under Treasury Regulation Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treasury Regulation Section 1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treasury Regulation Section 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

5.

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.	Tax Matters.

(a)	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.

Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express

One Sansome St. 40th Floor
San Francisco, CA 94104

written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County in connection with any Dispute or any claim related to any Dispute.

* * * * *

One Sansome St. 40th Floor
San Francisco, CA 94104 HR@wish.com

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 11, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. The Company reserves the right to conduct background, credit and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such background, credit and/or reference checks. Your employment is also contingent on your starting work with the Company on or before December 5, 2016.

If you have any questions, please call me at 415.503.3654.

Very truly yours,

CONTEXTLOGIC, INC.

/s/ Danny Zhang

Danny Zhang

Co-founder, COO

I have read and accept this employment offer:

/s/ Rajat Bahri

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Paid Time Off Policy

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